Exhibit 3.6

PROTEON THERAPEUTICS, INC.

Amendment No. 2

to

Fifth Amended and Restated Certificate of Incorporation

PROTEON THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Proteon Therapeutics, Inc. (the “Company”). The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was on March 24, 2006.

2.                                      That the Company filed a Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 9, 2014, as amended by Amendment No. 1 filed with the Secretary of State of the State of Delaware on September 3, 2014.

3.                                      This Amendment No. 2 to the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company in accordance with Section 242 of the General Corporation Law.

4.                                      This Amendment No. 2 to the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Company in accordance with Section 228 of the General Corporation Law.

5.                                      The Fifth Amended and Restated Certificate of Incorporation, as previously amended, is hereby further amended by adding the following paragraphs immediately following the first sentence of Article Fourth:

“Effective on the filing of this Amendment No. 2 to the Fifth Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a 1-for-15.87 reverse stock split of the Corporation’s Common Stock (as defined in this Article) shall become effective, pursuant to which each 15.87 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.”

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, this Amendment No. 2 to the Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 6th day of October, 2014.

By:	/s/ Timothy Noyes
Timothy Noyes
President and Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 2 TO
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION